Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

One Liberty Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2013

        The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at Suite 303, 60 Cutter Mill Road, Great Neck, NY, on Thursday, June 13, 2013 at 9:00 a.m. local time. We are holding the meeting for the following purposes:

  1.
  To elect four directors to hold office for a term expiring in 2016;

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

  3.
  To transact any other business properly brought before the meeting.

        Holders of record of our common stock at the close of business on April 17, 2013 are entitled to notice of the annual meeting and to vote at the meeting and any adjournment thereof.

        It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors
Mark H. Lundy, Secretary

Dated: April 17, 2013

        We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

 GENERAL

        Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2013 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on June 13, 2013 at 9:00 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

        All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will vote on the following matters:

  •
  election of four directors (Joseph A. Amato, Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy) to hold office until the 2016 annual meeting;

  •
  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

  •
  such other matters as may properly come before the meeting.

Who is entitled to vote?

        We are mailing this proxy statement on or about April 22, 2013 to our stockholders of record on April 17, 2013. The record date was established by our board of directors. Stockholders as of the close of business on the record date of April 17, 2013 are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, 15,229,748 shares of our common stock were outstanding and entitled to vote at the meeting.

How do I vote?

        If you are a stockholder of record on April 17, 2013 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a bank, broker or other nominee (i.e., in "street name") and if you wish to vote in person at the annual meeting, you must contact the nominee to obtain evidence of your ownership of our common stock as of the record date. If you hold your shares directly (i.e., the share certificate or certificates representing your shares are registered in your name), you may complete, sign and date the accompanying proxy card and return it in the prepaid envelope, and your shares will be voted according to your instructions.

How will my shares be voted?

        If you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the three nominees for election as directors, in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, and as the proxy holders may determine in their discretion with respect to other matters that properly come before the meeting. Registered holders (i.e., those who hold shares directly rather than through a bank or broker) can simplify their voting by calling 1-800-PROXIES (776-9437) or by accessing the internet website www.voteproxy.com. Telephone voting information and internet voting information is provided on the proxy card. The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., local time, on June 12, 2013. You should be aware that if you vote over the internet you may incur costs, such as telephone and internet access charges, for which you will be responsible. If you vote by telephone or via the internet, it is not necessary to return your proxy card. If you attend the meeting, you may deliver your completed proxy or vote in person.

        If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company LLC, our transfer agent.

Who will count the vote?

        A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

        If you hold stock directly in your name, you may revoke a proxy at any time before it is voted at the annual meeting with a later dated, properly executed proxy (including an internet or telephone vote), or a written revocation delivered to our Secretary. The proxy holders' powers may also be suspended if you attend the meeting and notify our Secretary at the meeting that you would like to change your vote or vote in person. If your stock is held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee's procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

What constitutes a quorum?

        A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 7,614,875 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Is my vote important?

        Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients' behalf, are referred to "broker non-votes." Because "broker non-votes" will have the effect of a vote against the election of the directors identified herein as standing for election, it is very important that you vote your shares.

How many votes does it take to approve the items to be voted upon?

        The vote of a majority of the outstanding shares entitled to vote at the meeting is necessary for the election of each director standing for election. Accordingly, for purposes of the election of directors, abstentions and broker non-votes will have the effect of a vote against the election of such director.

Who is soliciting my vote and who pays the cost?

        Our board of directors is soliciting votes for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates' employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained AST Phoenix Advisors for a fee of $4,500, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

        We are sending only one proxy statement to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Investor Relations, by emailing us at simeonb@1liberty.com, or by calling us at 516-466-3100, and we will promptly deliver to the stockholder the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

When are stockholder proposals due for the 2014 Annual Meeting?

        If a stockholder wants a proposal to be included in our proxy statement for the 2014 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than December 24, 2013. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead intended to be presented directly at the 2014 annual meeting, rules and regulations promulgated by the United States Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

  •
  receive notice of the proposal before March 8, 2014, and advise stockholders in the 2014 proxy statement of the nature of the proposal and how management intends to vote on such matter; or

  •
  do not receive notice of the proposal before March 8, 2014.

        Notices of intention to present proposals at our 2014 annual meeting should be submitted in writing and addressed to our Secretary.

What other information about us is available?

        Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders for 2012 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

        Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

        During 2012, the board held six meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member. Our directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders. Last year, all of our directors attended our annual meeting of stockholders.

Leadership Structure

        The board of directors has designated J. Robert Lovejoy as its "Independent Lead Director." Among other things, the Lead Director presides at, and prepares the agenda for, executive sessions of the independent directors, recommends to the Chairman of the Board matters to be considered and materials to be reviewed by the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.

        Our company is led by Fredric H. Gould, chairman of our board, and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes this is the most appropriate structure at this time because it makes the best use of the abilities of Messrs. Gould and Callan.

Risk Oversight

        Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to renumeration of our full-time officers, and our nominating and corporate governance committee oversees corporate governance risks.

        A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property operation issues (including tenant matters and impairments, if any,) which might have a material adverse impact on current or future operations, the status of issues previously considered by the committee, liquidity risks, management of debt maturities and, as required, reviewing risks arising from related party transactions and compliance with debt covenants. Each audit committee meeting is generally attended by our Chief Executive Officer and Chief Operating Officer who are there to, among other things, respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

        At each meeting of the board of directors, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the audit committee.

        Our compensation committee monitors risks associated with our compensation structure. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations. During 2012, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See "Additional Information" to obtain access to, or copies of, our code of business conduct and ethics.

Committees of the Board of Directors

        We have three standing committees: audit, compensation and nominating and corporate governance. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a "financial expert." All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See "Additional Information" to obtain access to, or copies of, our corporate governance guidelines and committee charters.

        The table below provides membership and meeting information for each of the standing board committees for 2012:

Name	Audit		Compensation		Nominating and Corporate Governance
Joseph A. Amato
Charles Biederman			X	(1)	X	(1)
James J. Burns	Chair	*		(2)	Chair
Joseph A. DeLuca	X
J. Robert Lovejoy			X
Louis P. Karol					X
Eugene I. Zuriff	X		Chair			(2)
Number of Meetings	5		1		1

*
Audit committee financial expert.

(1)
Began serving on such committee on June 12, 2012.

(2)
Served on such committee until June 12, 2012.

Audit Committee

        This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm and for approving related party transactions.

Compensation Committee

        This committee recommends the base salary and annual bonus to our full-time officers, fees to be paid to our directors and recommends and/or determines awards under our equity based incentive plans.

Nominating and Corporate Governance Committee

        This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders' meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors' meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of effectiveness of our board of directors and the committees thereof.

Director Qualifications

        The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee (the "nominating committee") has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

        When considering candidates for director, the nominating committee will take into account a number of factors, including the following:

  •
  Independence from management;

  •
  Whether the candidate has relevant business experience;

  •
  Judgment, skill, integrity and reputation;

  •
  Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;

  •
  Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and

  •
  The size and composition of the existing board.

        The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

  •
  A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;

  •
  The name of and contact information of the candidate;

  •
  A detailed statement of the candidate's business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;

  •
  Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;

  •
  A statement detailing any relationship between the candidate and any of our competitors;

  •
  Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

  •
  A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

        When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.

        The nominating committee generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body.

Independence of Directors

        The board reviews director independence annually and bases its independence determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships and discussions with the directors.

        In determining whether our directors are independent, our board of directors employs the New York Stock Exchange director independence standards. These standards provide:

  •
  No director qualifies as "independent" unless the board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);

  •
  A director who is an employee, or whose immediate family member is an executive officer, of ours is not independent until three years after the end of such relationship;

  •
  A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;

  •
  A director who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a director who is a current employee of our internal or external auditor, a director who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a director who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company's compensation committee is not "independent" until three years after the end of such service or the employment relationship; and

  •
  A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not "independent" until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

        The commentary to the New York Stock Exchange standards provides that it is not possible to anticipate or explicitly to provide for all circumstances that might signal potential conflicts of interest, or might bear on the materiality of a director's relationship to a listed company. Accordingly, the board considers material relationships with the Company's affiliates and officers that a director may have.

        Our board has determined that each of Joseph A. Amato, James J. Burns, Charles Biederman, Joseph A. DeLuca, Louis P. Karol, J. Robert Lovejoy and Eugene I. Zuriff are independent.

Compensation Committee Interlocks and Insider Participation

        None of the compensation committee members were ever officers or employees of our company or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

Communications with Directors

        Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

  One Liberty Properties, Inc.
  Suite 303
  60 Cutter Mill Road
  Great Neck, New York 11021
  Attention: Secretary

        The Secretary will:

  •
  Forward the communication to the director or directors to whom it is addressed;

  •
  Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or

  •
  Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

        In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to "Independent Lead Director" at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors

        The following table sets forth the cash compensation payable to the non-management members of our board of directors for service on our board and the committees thereof:

			Committee
	Board		Audit	Compensation	Nominating
Annual retainer	$25,000		$8,000	$3,000	$3,000
Participation in meeting	1,000		1,000	1,000	1,000
Chairman's annual retainer	250,000	(1)	15,000	4,000	4,000
Lead director's annual retainer	15,000		—	—	—

(1)
Such payment is made to Fredric H. Gould, a management director and the chairman of our board of directors.

        In addition, non-management directors are awarded shares of restricted common stock–the number of such shares varies from year to year. In 2012, each such director was awarded 2,500 shares. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events, during which the registered owner is entitled to vote and receive distributions, if any, on such shares.

        Our directors received the following compensation for 2012:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Joseph A. Amato	31,000	41,925	13,065		85,990
Charles Biederman	34,000	41,925	13,065		88,990
James J. Burns	66,500	41,925	13,065		121,490
Joseph A. DeLuca	43,000	41,925	13,065		97,990
Jeffrey A. Gould	—	124,098	233,829	(5)	357,927
J. Robert Lovejoy	49,000	41,925	13,065		103,990
Louis P. Karol	35,000	41,925	6,868		83,793
Eugene I. Zuriff	55,500	41,925	13,065		110,490

(1)
The compensation received by Fredric H. Gould, chairman of the board, Patrick J. Callan, Jr., president, chief executive officer and a director and Matthew J. Gould, vice chairman of the board, is set forth in the Summary Compensation Table and is not included in this table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould. See "Certain Relationships and Related Transactions."

(2)
Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees and meeting fees. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance board and committee meetings. The reimbursement amounts are not included in this table.

(3)
Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. Each of these directors was awarded 2,500 shares of restricted stock other than Jeffrey A. Gould who was awarded 7,400 shares of restricted stock for services rendered and to be rendered as our officer. Each of these directors own 9,750 restricted shares which have not yet vested, other than Messrs. Gould and Karol who own 27,000 and 5,125, respectively, unvested restricted shares.

(4)
Represents dividends declared in 2012 on unvested restricted shares awarded under our 2003 Incentive Plan, 2009 Incentive Plan and 2012 Incentive Plan.

(5)
Includes compensation of $197,649 received in 2012 by Jeffrey A. Gould, representing approximately 45% of the total compensation of $439,220 received by him from Majestic Property Management Corp., an entity wholly owned by Fredric H. Gould, which performs services on our behalf and which received 45% of its 2012 revenues from us. See "Certain Relationships and Related Transactions."

        The table below shows the number of outstanding shares of our unvested restricted stock and restricted stock units ("RSU's") held by each director at December 31, 2012:

Name(1)	Unvested Restricted Stock (#)	Unvested RSU's (#)(2)	Market Value of Unvested Restricted Stock and Restricted Stock Units ($)(3)
Joseph A. Amato	9,750	—	197,828
Charles Biederman	9,750	—	197,828
James J. Burns	9,750	—	197,828
Joseph A. DeLuca	9,750	—	197,828
Jeffrey A. Gould	27,000	14,286	837,693
J. Robert Lovejoy	9,750	—	197,828
Louis P. Karol	5,125	—	103,986
Eugene I. Zuriff	9,750	—	197,828

(1)
The outstanding RSU's and shares of restricted stock held by Fredric H. Gould, Patrick J. Callan, Jr. and Matthew J. Gould are set forth in the "Outstanding Equity Awards At Fiscal Year End" table and are not included in the above table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould.

(2)
The RSU's vest if and to the extent applicable performance or market conditions are met at June 30, 2017. See "Outstanding Equity Awards at Fiscal Year End."

(3)
The closing price on the New York Stock Exchange on December 30, 2012 for a share of our common stock was $20.29.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

        The following table sets forth, as of the April 1, 2013, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Joseph A. Amato	23,162	*
Charles Biederman(2)	11,000	*
James J. Burns	23,194	*
Patrick J. Callan, Jr.	81,063	*
Joseph A. DeLuca(3)	23,337	*
Fredric H. Gould(4)(5)	2,145,881	14.1
Jeffrey A. Gould(4)(6)	1,780,862	11.7
Matthew J. Gould(4)(7)	1,746,890	11.5
David W. Kalish(8)	267,628	1.8
Louis P. Karol	7,625	*
J. Robert Lovejoy(9)	43,305	*
Mark H. Lundy(10)	71,826	*
Lawrence G. Ricketts, Jr.	58,560	*
Eugene I. Zuriff(11)	17,657	*
Directors and officers as a group (21 individuals)(4)	3,335,940	22.0
Gould Investors L.P.(4)(12)	1,546,707	10.2
BlackRock, Inc.(13)	857,283	5.6

*
Less than 1%

(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of April 1, 2013. The percentage of beneficial ownership is based on 15,176,068 shares of common stock outstanding on April 1, 2013.

(2)
Does not include 33,662 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.

(3)
Includes 20,837 shares of common stock, some of which are held directly and some of which are held by a corporation of which Joseph A. DeLuca is the sole shareholder. Does not include 500 shares of common stock owned by his wife as to which he disclaims any beneficial ownership interest.

(4)
Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.

(5)
Includes 417,243 shares of common stock owned directly, 1,546,707 shares of common stock owned by Gould Investors and 181,931 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Does not include 56,440 shares of common stock owned by his wife, as to which shares he disclaims any beneficial ownership interest.

(6)
Includes 215,109 shares of common stock owned directly, 1,546,707 shares of common stock owned by Gould Investors, 5,069 shares of common stock owned as custodian for minor children (as to which shares he disclaims any beneficial ownership interest) and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Does not include 10,003 shares owned by his child over age 18.

(7)
Includes 186,206 shares of common stock owned directly, 1,546,707 shares of common stock owned by Gould Investors and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power. Does not include 41,223 shares owned by his children over age 18.

(8)
Includes 91,211 shares of common stock owned directly, 3,167 shares of common stock owned by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Does not include 500 shares of common stock owned by his wife, as to which shares he disclaims any beneficial ownership interest.

(9)
Includes 43,195 shares of common stock owned directly and 110 shares of common stock owned as custodian for a minor child (as to which shares he disclaims any beneficial ownership interest). Does not include 4,000 shares of common stock owned by his wife as to which shares he disclaims any beneficial ownership interest.

(10)
Includes 70,560 shares of common stock owned directly and held in a margin account and 1,266 shares of common stock owned as custodian for minor child (as to which shares he disclaims any beneficial ownership interest).

(11)
Includes 2,500 shares held in his IRA account.

(12)
Address is 60 Cutter Mill Road, Great Neck, NY 11021.

(13)
As of December 31, 2012, based (other than with respect to percentage ownership) on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2013 by BlackRock, Inc. BlackRock's business address is 40 East 52nd Street, New York, NY 10022.

 ELECTION OF DIRECTORS

(Proposal 1)

        Pursuant to our by-laws, as amended, the number of directors was fixed at eleven by our board of directors. The board is divided into three classes. Each class is elected to serve a three year term and is to be as equal in size as is possible, The classes are elected on a staggered basis. The terms of Joseph A. Amato, Jeffrey A. Gould, Matthew J. Gould and J. Robert Lovejoy expire at the 2013 annual meeting. Each of them has been recommended to the board of directors by the nominating committee for election at the annual meeting. Seven other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

        It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

        If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute. Any director chosen by the board prior to the 2013 annual meeting of stockholders will hold office for a term expiring at the 2013 annual meeting of stockholders and until his successor is elected and qualified.

Nominees for Election to serve until the 2016 Annual Meeting

        The following table sets forth information certain information regarding the nominees for director to hold office until the 2016 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. Amato 77 Years	Director since June 1989; Real estate developer; Managing partner of the Kent Companies, owner, manager and developer of income producing real estate since 1970. Mr. Amato has been principally engaged in real estate development activities for more than 40 years, developing residential and commercial properties. In addition he has for many years owned and managed residential and commercial real estate. His activities have involved, among other things, land acquisition, infrastructure installation, building design, construction supervision, zoning, budgeting, negotiations with lending institutions and property sales. His broad experience has encompassed many aspects of real estate development and management and he brings his broad and varied experiences to our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 47 Years

Director since December 1999; Vice President from 1989 to December 1999 and Senior Vice President since December 1999; Since 1996, President, from March 1996 through December 2001, Chief Operating Officer, and since January 2002, Chief Executive Officer of BRT Realty Trust, a New York Stock Exchange listed real estate investment trust; Trustee of BRT Realty Trust since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Gould Investors is primarily engaged in the ownership and operation of real estate properties held for investment. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past sixteen years has been first as chief operating officer and then as chief executive officer of BRT Realty Trust. In these capacities, he has operated a public REIT, dealt with many areas in the real estate field, including evaluation, management and sale of real estate, and is highly qualified to serve as a member of our board of directors.

Matthew J. Gould 53 Years

Vice Chairman of our board since January 2011; Director since December 1999; President and Chief Executive Officer from June 1989 to December 1999 and a Senior Vice President from December 1999 through June 2011; From 1996 through March 2013, President, and from March 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners; Senior Vice President of BRT Realty Trust since 1993 and Trustee since June 2004 and from March 2001 to March 2004; Vice President of REIT Management Corp. since 1986. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. Matthew J. Gould served as our president and chief executive officer for ten years and has served as one of our senior vice presidents since he relinquished the CEO position in 1999 to become president of Georgetown Partners. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His experience as a real estate executive is a valuable asset to our board of directors in its deliberations.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
J. Robert Lovejoy 68 Years

Director since June 2004; Since 2000, Director, since June 2011, Chairman and from July 2011 to May 2012, Interim Chief Executive Officer of Orient-Express Hotels Ltd., a New York Stock Exchange listed luxury lodging company and sophisticated adventure travel operator. Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services regarding strategy and finance to corporate, investment and financial clients; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from December 2009 through December 2010; Managing Director of Groton Partners, LLC, merchant bankers, from January 2006 to December 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from January 2000 to December 2005; a Managing Director of Lazard Freres & Co. LLC and a General Partner of Lazard's predecessor partnership for over 15 years prior to January 2000; Mr. Lovejoy, an attorney, has extensive experience in investment and merchant banking and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His exposure to these areas makes him a valued member of our board of directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF JOSEPH A. AMATO, JEFFREY A. GOULD, MATTHEW J. GOULD AND J. ROBERT LOVEJOY AS DIRECTORS.

 Directors to continue in office until the 2014 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles Biederman 79 Years	Director since June 1989; Chairman from January 2008 to June 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from November 1994 to December 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from September 1994 to November 1998 and Vice Chairman of Sunstone Hotel Investors from January 1998 to November 1999. Mr. Biederman, a professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters.
James J. Burns 73 Years

Director since June 2000; Consultant (with continued primary responsibility for income tax reporting and compliance) since April 2009, Vice Chairman from March 2006 to March 2009 and Senior Vice President and Chief Financial Officer of Reis, Inc. and its predecessor, Wellsford Real Properties, Inc., from October 1999 to March 2006; Partner of Ernst & Young LLP, certified public accountants, and a predecessor firm from January 1977 to September 1999; Director and chairman of the audit committee of Cedar Realty Trust (formerly known as Cedar Shopping Centers, Inc.), a real estate investment trust engaged in the ownership, development, management and leasing of retail properties, since 2001. Mr. Burns has been involved for more than 45 years in accounting and auditing issues, specializing since 1975 in the real estate industry. His experience as a certified public accountant, wealth of knowledge in financial and accounting matters and his involvement as an officer and director of, and as adviser to, real estate investment trusts, makes him valuable as the chairman of, and financial expert to, our audit committee, and an important component of our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Patrick J. Callan, Jr. 50 Years

Director since June 2002; President since January 2006 and Chief Executive Officer since January 2008; Senior Vice President of First Washington Realty, Inc. from March 2004 to November 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from May 1998 to March 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and our industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Louis P. Karol 55 Years

Director since April 2010; Partner of Karol Hausman & Sosnik, P.C., attorneys at law, a firm he founded in 1993, which focuses on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol holds a masters degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His education and experience are of benefit to our board in its deliberations.

 Directors to continue in office until the 2015 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. DeLuca 67 Years	Director since June 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multi-family real estate debt and equity investment advisory and restructuring, since September 1998; Director of Capmark Bank, a commercial and multi-family real estate lender since February 2011; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager, since September 2010; Consultant to Gramercy Capital Corp. from October 2008 to September 2011 for restructuring/special servicing of various real estate investments; Principal of MHD Capital Partners, LLC from March 2006 to June 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from June 1999 to June 2002; Head of Real Estate Finance of Chemical Bank and its successor, Chase Manhattan Bank, as Executive Vice President / Group Head at Chemical Bank from September 1990 through the 1996 merger with the Chase Manhattan Bank, and continuing as Managing Director / Group Head of the Chase Real Estate Finance Group through April 1998. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender's and borrower's perspectives, and property acquisitions and dispositions.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 77 Years

Chairman of our board since June 1989, Chief Executive Officer from December 1999 to December 2001 and from July 2005 to December 2007; From 1997 through March 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors; Since 1984, a trustee of, and from 1984 through March 2013, Chairman of the board of BRT Realty Trust; President of REIT Management Corp., adviser to BRT Realty Trust, since 1986; Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as chairman of the board of our company, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Eugene I. Zuriff 73 Years

Director since December 2005; Consultant to the restaurant industry since July 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from March 2008 through July 2010; President of The Smith & Wollensky Restaurant Group, Inc., developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from May 2004 to October 2007; consultant to The Smith & Wollensky Restaurant Group, Inc., from February 1997 to May 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to October 2007; Director of Doral Federal Savings Bank from 2001 to July 2007 and Chairman of its audit committee from 2001 to July 2003. Mr. Zuriff's experience as president and a director of a publicly traded entity, as a director and chairman of the audit committee of a federal savings bank along with his experience in the real estate brokerage industry provide him with knowledge and experience that is important to our board in its deliberations.

INDEPENDENT REGISTETED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

General

        The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders' interests.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

 Audit and Other Fees

        The following table presents the fees billed by Ernst & Young LLP for the services and years indicated:

	2012	2011
Audit fees(1)	$535,649	$529,104
Audit-related fees	—	—
Tax fees(2)	18,853	10,250
All other fees	—	—

Total fees	$554,502	$539,354

(1)
Includes fees for the audit of our annual consolidated financial statements, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with the Sarbanes-Oxley Act of 2002, registration statements and comfort letters.

(2)
Tax fees consist of fees for tax advice, tax compliance and tax planning.

        The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

        The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

        In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2012 and 2011.

Approval Process

        Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

        Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

 REPORT OF THE AUDIT COMMITTEE

        The audit committee of the board of directors is comprised of three independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors has reviewed Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards definition of independence for audit committee members and has determined that each member of the audit committee was independent during his service on the committee.

        The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

        In performing its duties, the audit committee:

  •
  met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;

  •
  discussed with the independent registered public accounting firm the overall scope and plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;

  •
  obtained representations from management to the effect that the year-end consolidated financial statements were prepared in accordance with generally accepted accounting principles;

  •
  was advised by the independent registered public accounting firm that it would render an unqualified opinion with respect to the year-end consolidated financial statements;

  •
  reviewed and discussed the year end consolidated financial statements with management and the independent registered public accounting firm;

  •
  discussed our internal control procedures and their evaluation of the internal controls with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;

  •
  reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;

  •
  reviewed the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and (ii) related quarterly earnings press release prior to issuance of same;

  •
  discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB Auditing Standard No. 16, Communications with Audit Committee;

  •
  received from the independent registered public accounting firm the written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence; and

  •
  reviewed and approved the independent registered public accounting firm's fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm's independence and concluded that it was compatible.

        The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

        Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2012 be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

        The audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2013 after reviewing the firm's performance in 2012 and its independence from us and management.

Respectfully submitted.
James J. Burns Joseph A. DeLuca Eugene I. Zuriff

 EXECUTIVE COMPENSATION

Highlights

        The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

  •
  the compensation we pay our full-time named executive officers is generally related to (but, except for the RSU's which are performance related based on specified metrics, are not formulaically tied to) our performance.

  •
  Messrs. Callan and Ricketts were awarded increases in base salaries effective as of January 1, 2012, reflecting, among other things, their efforts with respect to the increase, from 2010 to 2011, of $0.15 in net income per share, $0.03 per share in each of funds from operations and adjusted funds from operations (in each case as reflected in our Annual Report on Form 10-K for 2011), the six properties acquired in 2011 for an aggregate of approximately $28 million, the follow on public offering from which we received net proceeds of approximately $40.7 million, and various subjective factors, including their administrative activities, managing of tenant relationships, property management activities, and networking with real estate brokers and real estate professionals which is helpful in securing transactions.

  •
  Messrs. Callan and Ricketts were awarded bonuses of $75,000 and $50,000, respectively for 2012, reflecting, among other things, a subjective evaluation of their performance, our positive performance from a financial and total stockholder return point of view, and their efforts with respect to,

  (i)
  the eleven properties we acquired in 2012 for an aggregate of approximately $44.6 million,

  (ii)
  the five properties we sold in 2012 for a $19.4 million gain, and

  (iii)
  the overall management of our existing real estate portfolio.

  •
  all of our executive officers are employees at will—none of our officers have employment agreements;

  •
  there are no severance or similar arrangements for our executive officers, other than the accelerated vesting of shares of restricted stock and RSU's upon the occurrence of specified events (e.g. death, disability, retirement or a change of control);

  •
  there are no excise tax gross ups or similar arrangements for our executive officers;

  •
  the shares of restricted stock awarded to our executive officers vest (assuming continued service) approximately five years after the grant date on a "cliff-vesting" basis;

  •
  the RSU's awarded to our executive officers in 2010 vest, assuming continued service, on a "cliff-vesting" basis in 2017 only if, and to the extent that, performance metrics are satisfied—we believe that these conditions establish challenging hurdles as only 50% of the awards would have vested as of December 31, 2012;

  •
  although we do not have a formal policy requiring a minimum level of stock ownership, our executive officers and directors own beneficially in the aggregate approximately 3.34 million shares or 22% of our outstanding shares.

Compensation Discussion and Analysis

        This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2012 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors, and recommends the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., an affiliated entity ("Majestic"), which results in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould, David W. Kalish and Mark H. Lundy, named executive officers. Majestic is wholly-owned by Fredric H. Gould, the chairman of our board.

  Background

        We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us and our part-time officers and employees are compensated by Majestic which provides us, pursuant to the compensation and services agreement, the services of other personnel (including executive, administrative and legal, accounting, clerical and real property management personnel) performing services on our behalf. In consideration for providing services and the services of such personnel, we paid Majestic a fee of $2,725,000 for 2012. Majestic may earn a profit from payments made to it under the agreement. In addition, under this agreement, we made an additional payment to Majestic of $175,000 in 2012 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of annual payments to be made by us to Majestic under the compensation and services agreement are reviewed and negotiated annually by our audit committee and Majestic.

        All of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive annual restricted stock awards approved by the compensation committee and the board of directors.

  Named Executive Officers

        Our named executive officers are Patrick J. Callan, Jr., president and chief executive officer and Lawrence G. Ricketts, Jr., executive vice president and chief operating officer, both of whom devote their full time to our affairs, and Fredric H. Gould, chairman of our board, Matthew J. Gould, vice chairman of our board, David W. Kalish, a senior vice president and chief financial officer, and Mark H. Lundy, a senior vice president and secretary, each of whom devote time to our affairs on a part-time basis.

Say-on-Pay

        In reviewing our compensation philosophy and practices and in approving base salaries for 2013 and bonuses paid for services rendered in 2012, the compensation committee was aware of the results of our June 2011 "say-on-pay" vote in which approximately 83% of the shares voted on such proposal, voted to approve our executive compensation practices, and viewed such results as generally supportive of our compensation philosophy, practices and determinations.

Objectives of our Compensation Program

        A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to such officers is fair and competitive. The compensation committee believes that relying on this principle will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to fully meet our needs and fully perform their duties on our behalf. The compensation committee is of the opinion that our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to fully meet our needs and perform their duties effectively. The compensation committee is also of the opinion that utilizing the services of various senior officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford.

        We have historically experienced an extremely low level of officer and employee turnover. Fredric H. Gould, Matthew J. Gould, David W. Kalish and Mark H. Lundy each has been an officer with us for over 20 years and Lawrence G. Ricketts, Jr. has been employed by us for approximately 14 years. Patrick J. Callan, Jr. has been a member of our board of directors for nine years, our president for over six years and our chief executive officer for over five years.

Compensation Setting Process

  Full-time Officers

        Our compensation committee refers to the compensation survey prepared for the National Association of Real Estate Investment Trusts (NAREIT) to understand the base salary, bonus, long-term incentives and total compensation paid by other REITs to their officers to assist it in providing a fair and competitive compensation package to our full-time officers. Although there are many REITs engaged in the ownership and management of real estate, there are few equity REITs which have a market capitalization comparable to ours. As a result, the NAREIT compensation survey, although not directly applicable to us, does provide informative data for the compensation committee to use in its deliberations. We determine compensation for our full-time named executive officers on a case-by-case basis and our compensation decisions are subjective. Other than with respect to the RSU's, which are performance based awards issued in 2010, we do not use formal performance targets.

        In determining compensation for 2012, the recommendations of Fredric H. Gould, chairman of our board, played a significant role in the compensation setting process since, as chairman of the board, he is aware of each officer's duties and responsibilities and was most qualified to assess the level of each officer's performance. The chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer's compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the immediately preceding fiscal year, including total revenues, funds from operations, net income, dividends, performance of our common stock and acquisition and financing activities were taken into consideration. None of these measures of performance was given more weight than any other. The chairman of the board and other senior officers also assessed each individual's performance in such year, which assessment was highly subjective. During this process, the chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2012, a bonus applicable to 2012 and generally payable in 2013 and the number of shares of restricted stock to be awarded to each full-time named executive officer. At its annual compensation committee meeting, the compensation committee reviewed these recommendations. The compensation committee has discretion to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to all officers was reported to the board of directors, which approved the recommendations of the committee with respect to our full-time named executives.

  Part-time Officers

        We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership, operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites to be paid in the aggregate to our part-time officers by the entities for which these officers provide services (other than us) is determined by our chairman, in consultation with certain of our part-time senior officers, in their capacity as officers of such entities.

        Our part-time officers, including our chairman and vice chairman, also receive compensation from other business entities, most of which are owned or controlled by our chairman, for services rendered to such entities.

Components of Executive Compensation

  Full-time Officers

        The principal elements of our compensation program for our full-time officers are:

  •
  base salary;

  •
  annual bonus;

  •
  long-term equity in the form of restricted stock and long-term equity incentives in the form of RSU's; and

  •
  special benefits and perquisites (e.g., contributions to our defined contribution plan, additional disability insurance, an automobile allowance and automobile maintenance and repairs).

        Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSU's, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation.

  Part-time Officers

        In 2012, except for the $250,000 annual compensation we paid to the chairman of our board and the $100,000 paid to the vice chairman of our board, the only form of direct compensation we provided our part-time officers was the granting of long-term equity in the form of restricted stock awards. For services rendered to us, our part-time officers are compensated by Majestic, which was paid a fee of $2.725 million (excluding $175,000 as reimbursement for our share of direct office expenses) in 2012 pursuant to the compensation and services agreement.

  Base Salary

        Base salary is the basic, least variable form of compensation for the job an officer performs and provides each officer with a guaranteed monthly income.

        Full-time Officers:    Base salaries of full-time officers are generally targeted to be competitive with the salaries paid to officers at other REITs similar to ours. Any increase in base salary is determined on a case by case basis, is not formula based and is based upon, among other considerations (i) our performance in the preceding year, (ii) such officer's current base salary, (iii) amounts paid by other REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual's performance and (vii) the recommendation of the chairman of the board and other senior executive officers.

        Part-time Officers:    The base salary of our part-time officers is paid by Majestic and its affiliates. Since the annual fee paid to Majestic is approved by the audit committee and the board of directors, the compensation committee is not involved in determining the base salaries of these officers.

  Bonus

        Full-time Officers:    We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by other companies with which we might compete for talent. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our chairman of the board to the compensation committee. During the process, we consider our overall performance for the immediately preceding year, including rental revenues, funds from operations, net income, dividends paid to stockholders and the performance of our common stock. None of these measures of performance is given more weight than any other and they are used to provide an overall view of our performance for the preceding year. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval.

        Part-time Officers:    The annual bonus, if any, to be paid to any part-time officer is paid by Majestic and its affiliates. Since the annual fee paid to Majestic is approved by the audit committee and the board of directors, the compensation committee is not involved in determining the bonuses paid to part-time officers.

  Long-term Equity and Long-term Equity Incentive Awards

        We provide the opportunity for our full-time and part-time officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes recommendations to our board of directors for the grant of equity awards for all our employees, including part-time officers and employees. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including our performance and individual performance. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2012, all outstanding equity awards were granted under either our stockholder approved 2003 Incentive Plan or 2009 Incentive Plan.

        In 2010, we issued RSU's to ten individuals, including our named executive officers. Each RSU entitles the recipient to one share of common stock upon vesting. Assuming continued service, vesting occurs on June 30, 2017 if and to the extent pre-established market (i.e. total average annual stockholder return) or performance (i.e., average annual return on capital) conditions are met. See "Outstanding Equity Awards at Fiscal Year End." Further, at least 50% of the shares that are issued pursuant to vested RSU's must be retained until 2020 and the shares may be subject to a "clawback" in the event of a restatement of our financial statements. We initiated the use of RSU's as an element of our long-term equity compensation program with the expectation that in light of the long vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

        We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSU's. We generally grant restricted stock awards which vest after five years of service and in 2010, also granted RSU's that vest after seven years of service if, and to the extent, specified performance or market conditions are met. The compensation committee generally believes that restricted stock awards and RSU's are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and, because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSU's provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSU's align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

        Generally, our equity compensation grants are made in January or February of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the five-year and seven-year "cliff" vesting requirements with respect to restricted stock awards and RSU's, respectively, we do not believe such a formal policy is necessary.

        Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.

  Executive Benefits and Perquisites

        Full-time Officers:    We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites are commonly provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees. For 2012, the benefits and perquisites we provided to our officers were a small percentage of the compensation provided by us to them.

  Employment and Severance Agreements; Post Employment Benefits; Change of Control

        None of our named executive officers have employment or severance agreements with us. They are "at will" employees who serve at the pleasure of our board of directors.

        We do not provide for any post-employment benefits to our named executive officers other than (i) their right to the vested portion of the defined contribution plan in which they participate and (ii) the accelerated vesting of our restricted stock awards and RSU's.

        Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (with respect to restricted stock awarded pursuant to our 2009 Incentive Plan, having reached the age of 65 and worked for us for at least ten consecutive years), such person's shares of restricted stock vest fully and a pro-rata portion (giving effect to, among other things, the amount of time between the grant and the triggering event) of their RSU's will vest if and to the extent the applicable performance or market conditions are met as of June 30, 2017. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU's vest fully if such change occurs after June 30, 2015 and, if on or prior to June 30, 2015, a pro-rata portion (giving effect to, among other things, the amount of time between the grant and such event) vests, in each case, without regard to satisfaction of market or performance conditions. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if, (i) any person becomes the "beneficial owner" of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) the completion of a business combination or sale of all or substantially all of our assets or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

        We provide for the partial vesting of RSU's (subject to the satisfaction of performance or market conditions at June 30, 2017) and full vesting of restricted stock awards upon death and disability, because these events are completely outside of the control of our executives and in such circumstance, we believe that it would be unfair for our executives to forfeit the compensation and benefits that to which they otherwise would have been entitled. We provide for the partial vesting of RSU's (subject to the satisfaction of performance or market conditions at June 30, 2017) and full vesting of restricted stock awards upon retirement as we believe it runs contrary to the retention and reward of long-term equity and long term equity incentive awards to compel an executive to choose between retirement and the loss of all unvested awards. We differentiate between RSU's (i.e., partial vesting) and restricted stock awards (i.e. full vesting) because of the additional incentive component of the RSU's.

        We provide for accelerated vesting upon a change in control (on a single trigger basis) because, depending on the structure of the transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. Among other things, it may not be possible to replace these awards with comparable awards of the acquiring company's stock and it would not be fair to our executives to lose the benefit of these awards. In addition, the acceleration of vesting aligns the interests of executives in a potential change in control transaction with those of our stockholders, by motivating them to work towards the completion of the transaction. Because in a change of control it may be impossible to determine whether the market or performance vesting conditions applicable to RSU's are met as of June 30, 2017, we have instead applied a service based measure allowing for partial vesting if the change of control occurs before July 1, 2015 and for full vesting if it occurs after such date.

Compensation of the Chairman and Vice Chairman of the Board

        In 2012 we paid, and in 2013 we intend to pay, our chairman $250,000 and our vice chairman $100,000, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2012 other than restricted stock awards. For additional information regarding compensation of these officers, see "Executive Compensation—Summary Compensation Table" and "Certain Relationships and Related Transactions."

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of certain compensation in excess of $1 million earned by specified executive officers of publicly held companies. In 2012, all compensation paid to our full-time officers was deductible by us. The compensation committee intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable. The compensation committee has not adopted a formal policy that requires all compensation paid to the officers to be fully deductible.

 Analysis

  Base Salary and Bonus

        In accordance with the compensation setting process described above, the following base salaries and bonuses were approved as follows for our full-time named executive officers in 2012 and 2011:

Name	2012 Base Salary ($)(1)	2011 Base Salary ($)(1)	Salary Increase (%)	2012 Bonus ($)(2)	2011 Bonus ($)(3)	Bonus Increase (%)
Patrick J. Callan, Jr.	660,000	635,000	3.9	75,000	65,000	15.4
Lawrence G. Ricketts, Jr	320,000	280,000	14.3	50,000	45,000	11.1

(1)
The compensation committee and board of directors determined 2012 base salary in December 2011 and 2011 base salary in December 2010. Messrs. Callan's and Ricketts' base salary for 2013, which was determined in December 2012, is $700,000 and $355,000, respectively.

(2)
Reflects the bonuses paid in 2013 for services rendered in 2012, except that Mr. Callan was paid $50,000 of his $75,000 bonus in 2012. These bonuses were recommended by the compensation committee and approved by the board of directors in December 2012.

(3)
Reflects the bonuses paid in 2012 for services rendered in 2011. These bonuses were recommended by the compensation committee and approved by the board of directors in December 2011.

        Based on the individual performances of Messrs. Callan and Ricketts in 2011 and in light of, among other things, the increases from 2010 to 2011 of approximately $0.15 in net income per share, $0.03 per share in each of funds from operations and adjusted funds from operations, the six properties acquired in 2011 for an aggregate of approximately $28 million, the follow-on public offering from which we received net proceeds of approximately $40.7 million, and various subjective factors, including an evaluation of their administrative activities, management of tenant relationships, property management activities, and networking with real estate brokers and professionals, the compensation committee concluded that the increase in base salary for 2012 was appropriate. In recommending bonuses for 2012, the compensation committee viewed as positives the eleven properties acquired in 2012 for an aggregate of approximately $44.6 million, the sale of five properties for a $19.4 million gain and the overall management of our real estate portfolio.

  Long-term Equity and Equity Incentive Awards

        We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSU's with seven-year cliff vesting, is an appropriate incentive for our officers and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSU's and, therefore our policy is to minimize dilution. In 2012, we awarded 109,450 shares of restricted stock with an aggregate grant date fair value of $1.84 million—such shares represented 0.73% of our issued and outstanding shares at December 31, 2012. In the five years ended December 31, 2012, we awarded an aggregate of 409,940 restricted shares and, upon satisfaction of specified performance conditions, RSU's for up to 200,000 shares of common stock, representing, respectively, an average of 0.53% and 0.35% per annum of our outstanding shares of common stock as of the respective immediately preceding year ends. We believe the cumulative effect of the awards is not overly dilutive and has created significant incentives for our officers and employees.

        After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2012, and the performance and responsibilities of each named executive officer, and taking into account our policy of minimizing stockholder dilution, in 2013 we awarded 12,500 shares to Patrick J. Callan, Jr., 10,000 shares of restricted stock to Lawrence G. Ricketts, Jr., and 8,600 shares of restricted stock to each of David W. Kalish, Fredric H. Gould, Matthew J. Gould and Mark H. Lundy. All of such shares vest in full, assuming continued employment, in 2018, subject to accelerated vesting upon the occurrence of specified events.

        We intend to continue to award restricted stock as we believe (i) restricted stock awards align management's interests and goals with stockholders' interests and goals and (ii) officers and employees are more desirous of participating in a restricted stock award program and, therefore, it is an excellent motivator and employee retention tool. We have not made any determination as to whether we will award any RSU's or stock options in the future.

  Perquisites

        The perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

  Employment and Severance Agreements

        We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

  Post-Employment Benefit Programs

        The following table sets forth the value (based on our stock price of $20.29 per share as of December 30, 2012) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2012:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSU's ($)(2)	Restricted Stock ($)	RSU's ($)
Patrick J. Callan, Jr.(3)	959,717	363,030	959,717	508,361
David W. Kalish	547,830	103,718	547,830	145,239
Fredric H. Gould	547,830	103,725	547,830	145,249
Lawrence G. Ricketts, Jr.(3)	791,310	290,424	791,310	406,689
Mark H. Lundy	547,830	103,725	547,830	145,249
Matthew J. Gould	547,830	103,725	547,830	145,249

(1)
Because they have reached the age of 65 and have satisfied period of service requirements, only the RSU's (assuming satisfaction of performance and market conditions as of June 30, 2017) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2012; the market value of such person's restricted stock awards and RSU's are reflected in the applicable column.

(2)
Assumes that the maximum level of market and performance conditions would be achieved at June 30, 2017. See "Outstanding Equity Awards at Fiscal Year End."

(3)
See "Summary Compensation Table" for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

  Equity Ownership Policy

        We do not have any policy regarding ownership requirements for officers or directors. In view of the fact that our executive officers and directors as a group own approximately 3.34 million shares of common stock representing 22% of our outstanding shares, we do not believe there is a need to adopt a policy regarding ownership of shares of our common stock by our officers and directors.

 SUMMARY COMPENSATION TABLE

        The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our four other named executive officers in 2012:

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	All Other Compensation ($)(3)		Total($)
Patrick J. Callan, Jr.	2012	660,000	75,000	209,625	127,998	(6)	1,072,623
President and Chief Executive	2011	635,000	65,000	135,996	117,535		953,531
Officer(4)	2010	607,000	45,000	217,450	108,098		977,548
David W. Kalish	2012	—	—	124,098	152,721	(7)	276,819
Senior Vice President and	2011	—	—	84,188	78,590		162,778
Chief Financial Officer(5)	2010	—	—	62,125	49,542		111,667
Fredric H. Gould	2012	250,000	—	124,098	36,180	(8)	410,278
Chairman of the Board(5)	2011	250,000	—	84,188	29,832		364,020
	2010	250,000	—	62,130	33,882		346,012
Lawrence G. Ricketts, Jr.	2012	320,000	50,000	167,700	98,533	(9)	636,233
Executive Vice President and	2011	280,000	45,000	113,330	89,071		527,401
Chief Operating Officer(4)	2010	252,000	35,000	173,960	83,238		544,198
Mark H. Lundy	2012	—	—	124,098	188,978	(10)	313,076
Senior Vice President and	2011	—	—	84,188	88,545		172,733
Secretary(5)	2010	—	—	62,130	59,742		121,872
Matthew J. Gould	2012	100,000	—	124,098	305,109	(11)	529,207
Vice Chairman(5)	2011	100,000	—	84,188	122,933		307,121
	2010	—	—	62,130	64,842		126,972

(1)
Reflects bonuses paid in 2013, 2012 and 2011 for services rendered in 2012, 2011 and 2010, respectively, except that $50,000 of Mr. Callan's $75,000 bonus for 2012 was paid in 2012.

(2)
Reflects, for 2010, the aggregate grant date fair value of the RSU's, and for 2012 and 2011, the grant date fair value of restricted stock awards, in each case calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 10—Stock Based Compensation, in the consolidated financial statements included in our 2012 Annual Report on Form 10-K.

(3)
Majestic provided services to us and to other affiliated and non-affiliated entities. We accounted for approximately 45% of Majestic's revenues in 2012. We have included in the "All Other Compensation" column for Messrs. Kalish, Lundy and M. Gould, 45% of the compensation each received from Majestic in 2012. See "Certain Relationship and Related Transactions" for additional information.

(4)
All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us. The salary and bonus amounts paid to Mr. Callan in 2010 has been reclassified to conform to the presentation for 2012 and 2011.

(5)
Other than the restricted stock awarded to these individuals and the chairman and vice chairman fees paid to Messrs. F. Gould and M. Gould, respectively: (a) we did not pay, nor were we allocated, any portion of such person's base salary, bonus, defined contribution plan payments or perquisites in 2012, 2011 and 2010; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.

(6)
Includes $37,500 of contributions to our defined contribution plan, dividends of $63,382 on unvested restricted stock and perquisites aggregating $27,116, of which $21,191 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $258,000 has been accumulated for this individual pursuant to our defined contribution plan.

(7)
Includes dividends of $36,180 on unvested restricted stock and compensation of $116,541 paid to him by Majestic, which represents 45% of the total amount of $258,980 paid him by Majestic. See note 3 above and "Certain Relationships and Related Transactions."

(8)
Represents dividends of $36,180 on unvested restricted stock. See "Certain Relationships and Related Transactions."

(9)
Includes dividends of $52,260 on unvested restricted stock, our contribution of $37,500 to our defined contribution plan, and perquisites of $8,773, representing an automobile allowance and related expenses. Approximately $377,000 has been accumulated for this individual pursuant to our defined contribution plan.

(10)
Includes dividends of $36,180 on unvested restricted stock and compensation of $152,798 paid to him by Majestic, which represents 45% of the total amount of $339,550 paid him by Majestic. See note 3 above and "Certain Relationships and Related Transactions."

(11)
Includes dividends of $36,180 on unvested restricted stock and compensation of $268,929 paid to him by Majestic, which represents 45% of the total amount of $597,620 paid him by Majestic. See note 3 above and "Certain Relationships and Related Transactions."

GRANT OF PLAN BASED AWARDS DURING 2012

        The following table summarizes information regarding restricted stock awards granted in 2012 pursuant to our 2009 Incentive Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Grant Date Fair Value of Stock Awards($)(2)
Patrick J. Callan, Jr.	1/16/2012	12,500	209,625
David W. Kalish	1/16/2012	7,400	124,098
Fredric H. Gould	1/16/2012	7,400	124,098
Lawrence G. Ricketts, Jr.	1/16/2012	10,000	167,700
Mark H. Lundy	1/16/2012	7,400	124,098
Matthew J. Gould	1/16/2012	7,400	124,098

(1)
These shares generally vest five years from the grant date, subject to such persons continued employment. Dividends are paid with respect to such shares, regardless of whether the shares vest.

(2)
Based on the closing price of $16.77 per share on the last trading day immediately preceding the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table provides information as of December 31, 2012 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(7)(8)
Patrick J. Callan, Jr.	47,300	(4)	959,717	50,000	1,014,500
David W. Kalish	27,000	(5)	547,830	14,285	289,843
Fredric H. Gould	27,000	(5)	547,830	14,286	289,863
Lawrence G. Ricketts, Jr.	39,000	(6)	791,310	40,000	811,600
Mark H. Lundy	27,000	(5)	547,830	14,286	289,863
Matthew J. Gould	27,000	(5)	547,830	14,286	289,863

(1)
Reflects the number of shares of restricted stock that have not vested.

(2)
The market value represents the product of the closing price of our common stock as of December 30, 2012, which was $20.29, multiplied by the number of shares subject to or underlying such award.

(3)
Reflects the number of RSU's that have not vested.

(4)
With respect to this individual, 6,000 shares vest in February 2013, 12,000 shares vest in January 2014, 8,400 shares vest in each of February 2015 and January 2016 and 12,500 shares vest in January 2017.

(5)
With respect to this individual 3,000 shares of restricted stock vest in February 2013, 6,700 shares vest in January 2014, 4,700 shares vest in February 2015, 5,200 shares vest in January 2016 and 7,400 shares vest in January 2017.

(6)
With respect to this individual, 5,000 shares vest in February 2013, 10,000 shares vest in January 2014, 7,000 shares vest in February 2015, 7,000 shares vest in January 2016 and 10,000 shares vest in January 2017.

(7)
Assumes that all of the RSU's vest. The underlying shares vest on June 30, 2017 if, and to the extent, the applicable market (i.e., average annual total stockholder return) or performance (i.e., average annual return on capital) conditions are satisfied. If the average annual total stockholder return (including dividends) on our common stock from July 1, 2010 through June 30, 2017 equals or exceeds 13%, 50% of such award and the underlying shares subject to such award vest and if it equals or is less than 10.25%, no shares vest. If the average annual stockholder return is more than 10.25% and less than 13%, a pro rata portion of 50% of the underlying shares subject to such award vest. If our average annual return on capital (as explained below) from July 1, 2010 through June 30, 2017 exceeds 10%, 50% of the shares subject to such award vests and if it is equal to or less than 8%, no shares vest. If our average annual return on capital exceeds 8% but is less than 10%, a pro rata portion of 50% of the underlying shares subject to such award vest. Return on capital is based upon adjusted funds from operations ("AFFO"). AFFO means funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles. Capital is defined as stockholders' equity, plus depreciation and amortization, adjusted for intangibles.

(8)
Assuming that the measurement and vesting dates were December 31, 2012 and giving effect to related adjustments, 50% of the RSU's (i.e., RSU's that vest on the attainment at the highest level of average annual total stockholder return) would have vested and the balance of the RSU's would have been forfeited.

        None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information regarding the shares of restricted stock that vested in 2012:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	5,000	89,400
David W. Kalish	3,000	53,640
Fredric H. Gould	3,000	53,640
Lawrence G. Ricketts, Jr.	4,000	71,520
Mark H. Lundy	3,000	53,640
Matthew J. Gould	3,000	53,640

(1)
These restricted shares were awarded in 2007.

(2)
This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock of $17.88 on the vesting date by the number of shares that vested.

        None of the named executive officers had any stock options outstanding in 2012 nor did any of their RSU's vest.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Eugene I. Zuriff J. Robert Lovejoy James J. Burns (with respect to service ending June 12, 2012) Charles Biederman (with respect to service commencing June 12, 2012)

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

        In 2012, Fredric H. Gould, chairman of our board of directors, served as chairman of the board of trustees of BRT Realty Trust, a real estate investment trust listed on the New York Stock Exchange, as chairman of the board of directors and sole stockholder of the managing general partner of Gould Investors, and as the sole member of a limited liability company which is also a general partner of Gould Investors. Gould Investors owns 10.2% of our outstanding shares of common stock. In 2012, Matthew J. Gould, vice chairman of our board of directors, served as a senior vice president of BRT Realty Trust and was president of the managing general partner of Gould Investors. Jeffrey A. Gould, a director and officer of our company, served as president and chief executive officer of BRT Realty Trust and a senior vice president of the managing general partner of Gould Investors in 2012. Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Simeon Brinberg and Israel Rosenzweig, each of whom is an executive officer of our company, are officers of BRT Realty Trust and of the corporate managing general partner of Gould Investors. Mark H. Lundy is Simeon Brinberg's son-in-law.

Related Party Transactions

        Pursuant to the compensation and services agreement, we pay an annual fee to Majestic and Majestic provides to us the services of all affiliated executive, administrative, legal, accounting and clerical personnel, as well as property management services, property acquisition, sales and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid a fee of $2,725,000 to Majestic in 2012 for the provision of the referenced services. Majestic is wholly owned by the chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

        In 2012 we also paid, under the compensation and services agreement, $175,000 to Majestic as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies. Our part-time officers and employees occupy space in an office building owned by a subsidiary of Gould Investors. The rent expense for this space is included in the $175,000 expenditure.

        In addition to its share of rent included in the $175,000 payment to Majestic, we lease, through December 31, 2016 an additional 3,130 square feet in the same building, and paid a subsidiary of Gould Investors rent of $41,000 in 2012. We believe that this is a competitive rent for comparable office space in the area in which the building is located.

        The amount paid by us and our joint venture to Majestic in 2012 pursuant to the compensation and services agreement represented approximately 45% of the revenues of Majestic in 2012. In 2012, the following officers of ours (some of whom are also officers of Majestic and other affiliated companies, which account for a portion of Majestic's revenue) received the following compensation from Majestic: Fredric H. Gould, $0; Matthew J. Gould, $597,620; David W. Kalish, $258,980; Jeffrey A. Gould, $439,220; Simeon Brinberg, $50,890; Mark H. Lundy, $339,550; and Israel Rosenzweig, $148,730. A portion of the compensation received by these individuals from Majestic results from services performed and fees earned by Majestic from entities (both affiliated and non-affiliated) other than us. These individuals also received compensation in 2012 from our affiliates, including BRT Realty Trust and Gould Investors, as well as entities wholly owned by Fredric H. Gould, none of which provided services to us in 2012.

        During 2012, $743,000 of non-cash compensation expense (relating to the restricted stock and RSU's held by our part-time executive officers and employees who are also compensated by Majestic or its affiliates), was charged to our operations.

Policies and Procedures

        Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file certain reports with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

        Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that in 2012 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were met on a timely basis.

ADDITIONAL INFORMATION

        As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

        Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance secton of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Att: Secretary.

Great Neck, NY April 17, 2013	By order of the Board of Directors Mark H. Lundy, Secretary

14475 ONE LIBERTY PROPERTIES, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 13, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints SIMEON BRINBERG, MARK H. LUNDY AND ASHER GAFFNEY, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock, $1.00 par value per share, of One Liberty Properties, Inc. held of record by the undersigned on April 17, 2013 at the Annual Meeting of Stockholders to be held on June 13, 2013 or any adjournments thereof. (TO BE SIGNED ON REVERSE SIDE)

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of four Directors: NOMINEES: Joseph A. Amato Jeffrey A. Gould Matthew J. Gould J. Robert Lovejoy 2. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2013. 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposal 2. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares of common stock unless you sign and return this card. FOR AGAINST ABSTAIN JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF ONE LIBERTY PROPERTIES, INC. June 13, 2013 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x  00003333030000000000 6 061313 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://onelibertyproperties.com//files/client_files/325/523/2013annualmeetingmaterials.pdf